Exhibit 99.1

From:	DRYCLEAN USA. Inc.
290 NE 68 Street
Miami, FL 33138
Michael Steiner (305) 754-4551
Venerando Indelicato (813) 814-0722

DRYCLEAN USA, Inc. Announces Year End Results

Miami, FL – September 25, 2009 – DRYCLEAN USA, Inc. (NYSE Amex:DCU) today reported results of operations for the Company’s year ended June 30, 2009.

Revenues for fiscal 2009 increased to a record $23,155,417, an increase of 2.0% over last year’s revenues of $22,705,143. Net earnings decreased by 12.5% to $526,863 or $.07 per diluted share for fiscal 2009, from $601,852 or $.09 per diluted share in fiscal 2008.

Venerando J. Indelicato, Chief Financial Officer of DRYCLEAN USA Inc., stated: “The Company managed to post record revenues in fiscal 2009, but the economic crisis affected operations during the fourth quarter, decreasing our profits for the year. Interest income was also substantially down despite higher outstanding average balances.” He mentioned that the Company has added a new boiler line of products to enhance its existing line, which will contribute to fiscal 2010 revenues. Mr. Indelicato also said: “The financial crisis will have a greater affect on the Company’s operations at the start of fiscal 2010; however, it is anticipated that the economy will improve during the year releasing pent up demand that presently awaits financing.”

DRYCLEAN USA, Inc. through its subsidiaries is one of the nation’s leading distributors of industrial laundry, dry cleaning machines and steam boilers. Its subsidiary, DRYCLEAN USA License Corp, is one of the largest franchise and license operations in the dry cleaning industry in the United States, the Caribbean and Latin America.

This press release contains certain information that is subject to a number of known and unknown risks and uncertainties that may cause actual results and trends to differ materially from those expressed or implied by the forward-looking statements. Information concerning such factors are discussed in Company reports filed with the Securities and Exchange Commission.

DRYCLEAN USA, Inc

	DRYCLEAN USA, Inc.	(NYSE Amex: DCU)

	Year ended June 30,
	2009	2008

Revenues	$23,155,417	$22,705,143

Earnings before income taxes	852,546	954,591
Provision for income taxes	325,683	352,739

Net earnings	$526,863	$601,852

Basis and diluted earnings per share	$0.07	$0.09

Weighted average shares outstanding:
Basic	7,033,804	7,034,258
Diluted	7,033,804	7,036,727